Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of MasterBrand, Inc. and Joint Proxy Statement of MasterBrand, Inc. and American Woodmark Corporation, and to the incorporation by reference therein of our reports dated June 25, 2025, with respect to the consolidated financial statements and schedule of American Woodmark Corporation and the effectiveness of internal control over financial reporting of American Woodmark Corporation, included in its Annual Report (Form 10-K) for the year ended April 30, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia
September 5, 2025